UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 450-4222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on July 1, 2021, DermTech, Inc., or the Company, entered into an Office Lease, or the Original Lease Agreement, dated July 1, 2021, with Kilroy Realty, L.P., or the Landlord, with respect to an aggregate of 95,997 rentable square feet, consisting of the entire building located at 12340 El Camino Real, San Diego, California 92130, or the Premises. On April 22, 2022, the Company entered into the First Amendment to Office Lease, or the First Amendment, and the Second Amendment to Office Lease, of the Second Amendment.

The Original Lease Agreement entitled the Company to an aggregate allowance of $11,999,625.00 to make certain improvements, or the Improvements, to the Premises, referred to as the Improvement Allowance, as well as a one-time increase in the Improvement Allowance, or the Additional Improvement Allowance, in an amount not to exceed $2,399,925.00 (i.e., $25.00 per rentable square foot of the Premises), for the costs relating to the initial design and construction of the Improvements.  Pursuant to the First Amendment, the Company elected to utilize the entirety of the Additional Improvement Allowance. In accordance with the First Amendment, the Company will pay an increased monthly base rent in order to repay the Additional Improvement Allowance to Landlord, as set forth on Schedule 1 to the First Amendment, which replaces the payment schedule contained in the Original Lease Agreement, in its entirety. The payment schedule is structured in four phases. Phase I commenced on September 1, 2021 and Phase II commenced on March 10, 2022.

Pursuant to the Second Amendment, the Company elected to expand the Premises to include 14,085 rentable and usable square feet comprising the executive parking level, or the Expansion Premises. The Landlord will tender possession of the Expansion Premises following substantial completion of Improvements, pursuant to the agreed upon Work Letter set forth in Exhibit B of the Second Amendment.

The Second Amendment is expressly conditioned upon the receipt of all required approvals and permits from the applicable governmental authorities with respect to the conversion of the Expansion Premises from a parking area into occupiable space, or the Condition Subsequent. The Landlord will not be liable to the Company for the Landlord’s inability or failure to cause all or any portion of the Condition Subsequent to be satisfied. The Second Amendment will not take effect unless and until the Condition Subsequent is satisfied, and in the event the Condition Subsequent is not satisfied within nine months following the effective date of the Second Amendment, then the Second Amendment will be null and void.

As the Landlord tenders possession of the Expansion Premises upon satisfaction of the Condition Subsequent, the Company will be obligated to pay the Landlord increased monthly installments of base rent for the Expansion Premises, as set forth in Section 4.2 of the Second Amendment.

The Second Amendment also acknowledges that the Company previously delivered to the Landlord a security deposit in the amount of $3,023,905.50, in the form of a letter of credit, or the Existing L-C, in accordance with the Original Lease Agreement. Pursuant to the Second Amendment, the Company will deliver to the Landlord a new letter of credit, or the New L-C, within 14 days following entry into the Second Amendment, in the total amount of $3,467,512.44. In connection with the New L-C, the schedule for the remaining letter of credit amount in the Original Lease Agreement will be replaced with the schedule set forth in Section 9 of the Second Amendment.

The foregoing summary is qualified in its entirety by reference to the full text of the First Amendment and Second Amendment, copies of which will be attached to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.

Date: April 28, 2022	By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer